LEHMAN BROTHERS INCOME FUNDS
                                 INVESTOR CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A


        The Investor Class of the Series of Lehman Brothers Income Funds currently subject to this Agreement are as follows:



Lehman Brothers California Tax-Free Money Fund
Lehman Brothers Municipal Money Fund
Neuberger Berman Cash Reserves
Neuberger Berman Government Money Fund
Lehman Brothers High Income Bond Fund
Lehman Brothers Short Duration Bond Fund
Lehman Brothers Municipal Securities Trust
Lehman Brothers New York Municipal Money Fund






Date: September 15, 2007